Exhibit 99.1
        JCPENNEY REPORTS FIRST QUARTER 2019 FINANCIAL RESULTS

Inventory Reduced 16.0 % From Prior Year

Company Confirms Expectations of Positive Annual Free Cash Flow

PLANO, Texas - (May 21, 2019) - J. C. Penney Company, Inc. (NYSE: JCP) today announced financial results for its fiscal first quarter ended May 4, 2019. Net loss for the quarter was $154 million or ($0.48) per share. Comparable sales decreased 5.5 % for the first quarter. The exit of the major appliance and in-store furniture categories in the first quarter had a combined negative impact of 20 basis points to comparable sales.

“I am pleased with the strides we've made in setting key objectives, building our senior leadership team, executing significant changes in our assortment, such as eliminating major appliances, and mobilizing the entire organization around our priorities. We have made good progress on each of our immediate action steps highlighted last quarter, including our continued efforts to reduce and enhance our inventory position, which resulted in a 16% reduction in our inventory and a meaningful improvement in our free cash flow this quarter. As our inventory rationalization effort continues, we are testing a number of strategies around optimal inventory levels and assortment choice counts with a goal of delivering an improved experience for our customers and maximizing our return on investment,” said Jill Soltau, chief executive officer of JCPenney.

“Retail is a dynamic business with many touchpoints that together lead back to the customer experience. We are working to reestablish the fundamentals of retail at JCPenney, and at the same time, we are building capabilities to satisfy the wants and expectations of our customers. In everything we do, we are putting the customer at the center. My commitment is that we will make sound, strategic decisions backed by data and will always be rooted in delivering on our customers’ wants and expectations. Our current efforts are focused around two parallel paths. First, we are continuing to map out a comprehensive long-term strategy for JCPenney, which we look forward to sharing in the coming months. Second, we are working quickly to build a talented and accomplished team of retail experts. JCPenney is an American retail icon that is very important to all of our stakeholders, and I am encouraged by the early signs I am seeing in our business as we work to realize the potential that lies ahead,” Soltau added.

The Company adopted the provisions of the new Lease Accounting Standard starting in the first quarter of fiscal 2019. The financial statement amounts for first quarter of fiscal 2019 reflect the prospective adoption of the new standard and prior period financial statement amounts remain in accordance with old accounting standards.

For the first quarter ended May 4, 2019, total net sales decreased 5.6 % to $2.44 billion compared to $2.58 billion for the quarter ended May 5, 2018. Comparable sales decreased 5.5 % for the quarter. The exit of the major appliances and in-store furniture categories had a combined negative impact of 20 basis points to comparable sales in the quarter. Credit income was $116 million for the first quarter this year compared to $87 million in the first quarter last year.

Fine Jewelry, Children’s Apparel, Women’s Apparel and Men’s Apparel were the Company’s top performing divisions during the quarter.

Cost of goods sold, which excludes depreciation and amortization, was $1.63 billion, or 66.8 % of sales, compared to $1.71 billion, or 66.3 % of sales in the same period last year. The increase as a rate of sales was primarily driven by the negative impact from the liquidation of major appliance and furniture floor model inventory, offset partially by an improvement in both store and online non-clearance selling margins. The exit of the major appliance and in-store furniture categories in the first quarter had a combined negative impact of 70 basis points to cost of goods sold.

SG&A expenses were $856 million, or 35.1 % of net sales this year compared to $826 million, or 32.0 % of net sales, last year. Last year, SG&A expenses included approximately $40 million in expense offsets related to the sale of a leasehold interest as well as the reversal of previously accrued risk insurance reserves. Additionally, in connection with the adoption of the new Lease Accounting Standard, SG&A expenses in the first quarter this year included approximately $5 million related to the Company’s home office lease. Last year, the home office lease related expense was recorded in both depreciation and amortization and interest expense.

For the first quarter, the Company’s net loss was $154 million, or ($0.48) per share, compared to a net loss of $78 million, or ($0.25) per share in the same period last year.

Adjusted net loss was $147 million, or ($0.46) per share, compared to an adjusted net loss of $69 million, or ($0.22) per share, last year.

Cash and cash equivalents at the end of the first quarter were $171 million. Operating cash flow was a use of $205 million, a $149 million improvement to last year. Free cash flow was a use of $268 million, a $153 million improvement to last year.

Inventory at the end of the first quarter was $2.48 billion, down 16.0 % compared to the end of the first quarter last year.

The Company ended the first quarter this year with liquidity of approximately $1.75 billion.

A reconciliation of GAAP to non-GAAP financial measures is included in the schedules accompanying the consolidated financial statements in this release.

Outlook
The Company currently expects free cash flow1 to be positive for fiscal year 2019.

1A reconciliation of non-GAAP forward-looking projections to GAAP financial measures is not available as the nature or amount of potential adjustments, which may be significant, cannot be determined now.

2019 First Quarter Earnings Conference Call Details
At 8:00 a.m. ET today, the Company will host a live conference call conducted by Chief Executive Officer Jill Soltau and Chief Financial Officer Bill Wafford. Management will discuss the Company's performance during the quarter and take questions from participants. To access the conference call, please dial (844) 243-9275, or (225) 283-0394 for international callers, and reference 9029099 conference ID or visit the Company’s investor relations website at https://ir.jcpenney.com. Supplemental slides will be available on the Company’s investor relations website approximately 10 minutes before the start of the conference call.

Telephone playback will be available for seven days beginning approximately two hours after the conclusion of the conference call by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing 9029099 conference ID.

Investors and others should note that we currently announce material information using SEC filings, press releases, public conference calls and webcasts.  In the future, we will continue to use these channels to distribute material information about the Company and may also utilize our website and/or various social media to communicate important information about the Company, key personnel, new brands and services, trends, new marketing campaigns, corporate initiatives and other matters. Information that we post on our website or on social media channels could be deemed material; therefore, we encourage investors, the media, our customers, business partners and others interested in our Company to review the information we post on our website as well as the following social media channels:

Facebook (https://www.facebook.com/jcp) and Twitter (https://twitter.com/jcpnews).

Any updates to the list of social media channels we may use to communicate material information will be posted on the Investor Relations page of the Company's website at www.jcpenney.com.

Media Relations:
(972) 431-3400 or jcpnews@jcp.com; Follow us @jcpnews

Investor Relations:
(972) 431-5500 or jcpinvestorrelations@jcp.com

About JCPenney:
J. C. Penney Company, Inc. (NYSE: JCP), one of the nation’s largest apparel and home retailers, combines an expansive footprint of over 860 stores across the United States and Puerto Rico with a powerful e-commerce site, jcp.com, to deliver style and value for all hard-working American families. At every touchpoint, customers will discover stylish merchandise at incredible value from an extensive portfolio of private, exclusive and national brands. Reinforcing this shopping experience is the customer service and warrior spirit of approximately 95,000 associates across the globe, all driving toward the Company's mission to help customers find what they love for less time, money and effort. For additional information, please visit jcp.com.

Forward-Looking Statements
This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as "expect" and similar expressions identify forward-looking statements, which include, but are not limited to, statements regarding sales, cost of goods sold, selling, general and administrative expenses, earnings and cash flows.  Forward-looking statements are based only on the Company's current assumptions and views of future events and financial performance. They are subject to known and unknown risks and uncertainties, many of which are outside of the Company's control that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, more stringent or costly payment terms and/or the decision by a significant number of vendors not to sell us merchandise on a timely basis or at all, trade restrictions, the ability to monetize assets on acceptable terms, the ability to implement our strategic plan including our omnichannel initiatives, customer acceptance of our strategies, our ability to attract, motivate and retain key executives and other associates, the impact of cost reduction initiatives, our ability to generate or maintain liquidity, implementation of new systems and platforms, changes in tariff, freight and shipping rates, changes in the cost of fuel and other energy and transportation costs, disruptions and congestion at ports through which we import goods, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, the impact of weather conditions, risks associated with war, an act of terrorism or pandemic, the ability of the federal government to fund and conduct its operations, a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information, legal and regulatory proceedings, and the Company’s ability to access the debt or equity markets on favorable terms or at all. There can be no assurances that the Company will achieve expected results, and actual results may be materially less than expectations. Please refer to the Company's most recent Form 10-K for a further discussion of risks and uncertainties. Investors should take such risks into account and should not rely on forward-looking statements when making investment decisions. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made.  We do not undertake to update these forward-looking statements as of any future date.

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J. C. PENNEY COMPANY, INC.
SUMMARY OF OPERATING RESULTS
(Unaudited)
(Amounts in millions except per share data)

	Three Months Ended
Statements of Operations:	May 4, 2019	May 5, 2018	% Inc. (Dec.)
Total net sales	$2,439	$2,584	(5.6)%
Credit income and other	116	87	33.3%
Total revenues	$2,555	$2,671	(4.3)%
Costs and expenses/(income):
Cost of goods sold (exclusive of depreciation and amortization shown separately below)	1,630	1,712	(4.8)%
Selling, general and administrative (SG&A)	856	826	3.6%
Depreciation and amortization	147	141	4.3%
Real estate and other, net	(5)	(18)	(72.2)%
Restructuring and management transition	20	7	100.0%	+
Total costs and expenses	2,648	2,668	(0.7)%
Operating income/(loss)	(93)	3	(100.0)%	+
Other components of net periodic pension cost/(income)	(13)	(19)	(31.6)%
(Gain)/loss on extinguishment of debt	—	23	(100.0)%	+
Net interest expense	73	78	(6.4)%
Income/(loss) before income taxes	(153)	(79)	(93.7)%
Income tax expense/(benefit)	1	(1)	(100.0)%	+
Net income/(loss)	$(154)	$(78)	(97.4)%
Earnings/(loss) per share - basic and diluted	$(0.48)	$(0.25)	(92.0)%
Financial Data:
Comparable store sales increase/(decrease) (1)	(5.5)%	0.2%
Ratios as a percentage of total net sales:
Cost of goods sold	66.8%	66.3%
SG&A expenses	35.1%	32.0%
Operating income/(loss)	(3.8)%	0.1%
Effective income tax rate	0.7%	(1.3)%
Common Shares Data:
Issued and outstanding shares at end of period	316.8	314.3
Weighted average shares - basic	317.7	313.9
Weighted average shares - diluted	317.7	313.9

(1)
Comparable store sales include sales from all stores, including sales from services, that have been open for 12 consecutive full fiscal months and Internet sales. Stores closed for an extended period are not included in comparable store sales calculations, while stores remodeled and minor expansions not requiring store closure remain in the calculations. Certain items, such as sales return estimates and store liquidation sales, are excluded from the Company’s calculation. Our definition and calculation of comparable store sales may differ from other companies in the retail industry.

SUMMARY BALANCE SHEETS
(Unaudited)
(Amounts in millions)

Summary Balance Sheets:	May 4, 2019	May 5, 2018
Current assets:
Cash in banks and in transit	$160	$170
Cash short-term investments	11	11
Cash and cash equivalents	171	181
Merchandise inventory	2,477	2,948
Prepaid expenses and other	287	223
Total current assets	2,935	3,352
Property and equipment, net	3,669	4,200
Operating lease assets	917	—
Prepaid pension	156	74
Other assets	665	679
Total assets	$8,342	$8,305

Liabilities and stockholders' equity
Current liabilities:
Merchandise accounts payable	$842	$933
Other accounts payable and accrued expenses	925	957
Current operating lease liabilities	84	—
Current portion of finance leases and note payable	2	7
Current maturities of long-term debt	92	42
Total current liabilities	1,945	1,939
Noncurrent operating lease liabilities	1,082	—
Long-term finance leases and note payable	1	210
Long-term debt	3,826	4,142
Deferred taxes	119	142
Other liabilities	335	557
Total liabilities	7,308	6,990
Stockholders' equity	1,034	1,315
Total liabilities and stockholders' equity	$8,342	$8,305

SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited)
(Amounts in millions)

	Three Months Ended
Statements of Cash Flows:	May 4, 2019	May 5, 2018
Cash flows from operating activities:
Net income/(loss)	$(154)	$(78)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Restructuring and management transition	15	(3)
Asset impairments and other charges	—	1
Net gain on sale of operating assets	(4)	(17)
(Gain)/loss on extinguishment of debt	—	23
Depreciation and amortization	147	141
Benefit plans	(14)	(19)
Stock-based compensation	2	7
Deferred taxes	(3)	(2)
Change in cash from:
Inventory	(40)	(145)
Prepaid expenses and other assets	(98)	(33)
Merchandise accounts payable	(5)	(40)
Income taxes	3	(3)
Accrued expenses and other	(54)	(186)
Net cash provided by/(used in) operating activities	(205)	(354)
Cash flows from investing activities:
Capital expenditures	(71)	(106)
Proceeds from sale of operating assets	8	39
Net cash provided by/(used in) investing activities	(63)	(67)
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	400
Proceeds from borrowings under the credit facility	408	977
Payments of borrowings under the credit facility	(290)	(626)
Premium on early retirement of long-term debt	—	(20)
Payments of finance leases and note payable	(1)	(2)
Payments of long-term debt	(11)	(576)
Financing costs	—	(7)
Proceeds from stock issued under stock plans	—	1
Tax withholding payments for vested restricted stock	—	(3)
Net cash provided by/(used in) financing activities	106	144
Net increase/(decrease) in cash and cash equivalents	(162)	(277)
Cash and cash equivalents at beginning of period	333	458
Cash and cash equivalents at end of period	$171	$181

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions except per share data)

We report our financial information in accordance with generally accepted accounting principles in the United States (GAAP). However, we present certain financial measures and ratios identified as non-GAAP under the rules of the Securities and Exchange Commission (SEC) to assess our results. We believe the presentation of these non-GAAP financial measures and ratios is useful in order to better understand our financial performance as well as to facilitate the comparison of our results to the results of our peer companies. In addition, management uses these non-GAAP financial measures and ratios to assess the results of our operations. It is important to view non-GAAP financial measures in addition to, rather than as a substitute for, those measures and ratios prepared in accordance with GAAP. We have provided reconciliations of the most directly comparable GAAP measures to our non-GAAP financial measures presented.

The following non-GAAP financial measures are adjusted to exclude restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps. Unlike other operating expenses, restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps are not directly related to our ongoing core business operations, which consist of selling merchandise and services to consumers through our department stores and our website at jcpenney.com. Further, our non-GAAP adjustments are for non-operating associated activities such as closed store impairments included in restructuring and management transition charges. Additionally, other components of net periodic pension cost/(income) is determined using numerous complex assumptions about changes in pension assets and liabilities that are subject to factors beyond our control, such as market volatility.  We believe it is useful for investors to understand the impact of restructuring and management transition charges, other components of net periodic pension cost/(income), the (gain)/loss on extinguishment of debt and the tax impact for the allocation of income taxes to other comprehensive income items related to our pension plans and interest rate swaps on our financial results and therefore are presenting the following non-GAAP financial measures: (1) adjusted net income/(loss) before net interest expense, income tax (benefit)/expense and depreciation and amortization (adjusted EBITDA); (2) adjusted net income/(loss); and (3) adjusted earnings/(loss) per share-diluted.

ADJUSTED EBITDA, NON-GAAP FINANCIAL MEASURE:

The following table reconciles net income/(loss), the most directly comparable GAAP measure, to adjusted EBITDA, a non-GAAP financial measure:

	Three Months Ended
	May 4, 2019	May 5, 2018
Net income/(loss)	$(154)	$(78)
Add: Net interest expense	73	78
Add: (Gain)/loss on extinguishment of debt	—	23
Add: Income tax expense/(benefit)	1	(1)
Add: Depreciation and amortization	147	141
Add: Restructuring and management transition charges	20	7
Add: Other components of net periodic pension cost/(income)	(13)	(19)
Adjusted EBITDA (non-GAAP)	$74	$151

ADJUSTED NET INCOME/(LOSS) AND ADJUSTED EARNINGS/(LOSS) PER SHARE-DILUTED, NON-GAAP FINANCIAL MEASURES:

The following table reconciles net income/(loss) and earnings/(loss) per share-diluted, the most directly comparable GAAP measures, to adjusted net income/(loss) and adjusted earnings/(loss) per share-diluted, non-GAAP financial measures:

	Three Months Ended
	May 4, 2019	May 5, 2018
Net income/(loss)	$(154)	$(78)
Earnings/(loss) per share-diluted	$(0.48)	$(0.25)

Add: Restructuring and management transition charges (1)	20	7
Add: Other components of net periodic pension cost/(income) (1)	(13)	(19)
Add: (Gain)/loss on extinguishment of debt (1)	—	23
Less: Tax impact resulting from other comprehensive income allocation (2)	—	(2)
Adjusted net income/(loss) (non-GAAP)	$(147)	$(69)
Adjusted earnings/(loss) per share-diluted (non-GAAP)	$(0.46)	$(0.22)

(1)	Reflects no tax effect due to the impact of the Company's tax valuation allowance.

(2)	Represents the net tax benefit that resulted from our other comprehensive income allocation between our Operating loss and Accumulated other comprehensive income.

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in millions)

Free cash flow is a key financial measure of our ability to generate additional cash from operating our business and in evaluating our financial performance. We define free cash flow as cash flow from operating activities, less capital expenditures, plus the proceeds from the sale of operating assets. Free cash flow is a relevant indicator of our ability to repay maturing debt, revise our dividend policy or fund other uses of capital that we believe will enhance stockholder value. Free cash flow is considered a non-GAAP financial measure under the rules of the SEC. Free cash flow is limited and does not represent remaining cash flow available for discretionary expenditures due to the fact that the measure does not deduct payments required for debt maturities, payments made for business acquisitions or required pension contributions, if any. Therefore, it is important to view free cash flow in addition to, rather than as a substitute for, our entire statement of cash flows and those measures prepared in accordance with GAAP.

FREE CASH FLOW, NON-GAAP FINANCIAL MEASURE:

The following table sets forth a reconciliation of cash flow from operating activities, the most directly comparable GAAP measure, to free cash flow, a non-GAAP financial measure, as well as information regarding net cash provided by/(used in) investing activities and net cash provided by/(used in) financing activities:

	Three Months Ended
	May 4, 2019	May 5, 2018
Net cash provided by/(used in) operating activities	$(205)	$(354)
Add: Proceeds from sale of operating assets	8	39
Less: Capital expenditures	(71)	(106)
Free cash flow (non-GAAP)	$(268)	$(421)

Net cash provided by/(used in) investing activities (1)	$(63)	$(67)
Net cash provided by/(used in) financing activities	$106	$144

(1)	Net cash provided by/(used in) investing activities includes capital expenditures and proceeds from sale of operating assets, which are also included in our computation of free cash flow.